CREDIT AGREEMENT
dated as of
August 1, 2012,
among
HAEMONETICS CORPORATION
and
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________
J.P. MORGAN SECURITIES LLC, and
CITIBANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,
CITIBANK, N.A.,
as Syndication Agent,
BANK OF AMERICA, N.A.,
RBS CITIZENS, N.A.,
HSBC BANK USA, N.A.,
WELLS FARGO BANK, N.A.,
SUMITOMO MITSUI BANKING CORPORATION,
TD BANK, N.A., and
U.S. BANK, N.A.,
as Co-Documentation Agents,
and
UNION BANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION, and
SOVEREIGN BANK, N.A.,
as Senior Managing Agents

TABLE OF CONTENTS
Page

ARTICLE I
Definitions    1
SECTION 1.01. Defined Terms    1
SECTION 1.02. Classification of Loans and Borrowings    27
SECTION 1.03. Terms Generally    27
SECTION 1.04. Accounting Terms; GAAP    27
ARTICLE II The Credits    28
SECTION 2.01. Commitments    28
SECTION 2.02. Loans and Borrowings    28
SECTION 2.03. Requests for Borrowings    29
SECTION 2.04. Determination of Dollar Amounts    30
SECTION 2.05. Swingline Loans    30
SECTION 2.06. Letters of Credit    32
SECTION 2.07. Funding of Borrowings    36
SECTION 2.08. Interest Elections    37
SECTION 2.09. Termination and Reduction of Commitments    38
SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt    39
SECTION 2.11. Prepayment of Loans    40
SECTION 2.12. Fees    41
SECTION 2.13. Interest    43
SECTION 2.14. Alternate Rate of Interest    44
SECTION 2.15. Increased Costs    44
SECTION 2.16. Break Funding Payments    46
SECTION 2.17. Payments Free of Taxes    46
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs    50

SECTION 2.19. Mitigation Obligations; Replacement of Lenders    52
SECTION 2.20. Defaulting Lenders    53
SECTION 2.21. Expansion Option    54
SECTION 2.22. Judgment Currency    56
ARTICLE III Representations and Warranties    56
SECTION 3.01. Organization; Powers    56
SECTION 3.02. Authorization; Enforceability    57
SECTION 3.03. Governmental Approvals; No Conflicts    57
SECTION 3.04. Financial Condition; No Material Adverse Change    57
SECTION 3.05. Properties    58
SECTION 3.06. Litigation, Environmental and Labor Matters    58
SECTION 3.07. Compliance with Laws and Contractual Obligations    59
SECTION 3.08. Investment Company Status    59
SECTION 3.09. Taxes    59
SECTION 3.10. ERISA    59
SECTION 3.11. Disclosure    59
SECTION 3.12. Federal Reserve Regulations    60
SECTION 3.13. Solvency    60
SECTION 3.14. Use of Proceeds    60
SECTION 3.15. Subsidiaries    60
SECTION 3.16. Liens    60
SECTION 3.17. No Burdensome Restrictions    60
SECTION 3.18. No Default    60
SECTION 3.19. USA PATRIOT Act    60
SECTION 3.20. Embargoed Person    61
ARTICLE IV Conditions    61
SECTION 4.01. Effective Date    61
SECTION 4.02. Each Credit Event    64
ARTICLE V Affirmative Covenants    64
SECTION 5.01. Financial Statements and Other Information    64
SECTION 5.02. Notices of Material Events    66

SECTION 5.03. Existence; Conduct of Business    66
SECTION 5.04. Payment of Obligations    67
SECTION 5.05. Maintenance of Properties; Insurance    67
SECTION 5.06. Books and Records; Inspection Rights    67
SECTION 5.07. Compliance with Laws and Material Contractual Obligations    67
SECTION 5.08. Use of Proceeds    67
SECTION 5.09. Accuracy of Information    68
SECTION 5.10. Material Domestic Subsidiaries    68
ARTICLE VI Negative Covenants    68
SECTION 6.01. Indebtedness    68
SECTION 6.02. Liens    70
SECTION 6.03. Fundamental Changes and Asset Sales    70
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions    71
SECTION 6.05. Swap Agreements    73
SECTION 6.06. Restricted Payments    73
SECTION 6.07. Transactions with Affiliates    74
SECTION 6.08. Restrictive Agreements    74
SECTION 6.09. Financial Covenants    74
SECTION 6.10. Sale and Leaseback Transactions    75
SECTION 6.11. Operating Lease Obligations    75
ARTICLE VII Events of Default    75
ARTICLE VIII The Administrative Agent    78
ARTICLE IX Miscellaneous    80
SECTION 9.01. Notices    80
SECTION 9.02. Waivers; Amendments    81
SECTION 9.03. Expenses; Indemnity; Damage Waiver    82
SECTION 9.04. Successors and Assigns    84
SECTION 9.05. Survival    87
SECTION 9.06. Counterparts; Integration; Effectiveness    87
SECTION 9.07. Severability    88
SECTION 9.08. Right of Setoff    88

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process    88
SECTION 9.10. WAIVER OF JURY TRIAL    89
SECTION 9.11. Headings    89
SECTION 9.12. Confidentiality    89
SECTION 9.13. Material Non-Public Information    90
SECTION 9.14. Authorization to Distribute Certain Materials to Public-Siders    90
SECTION 9.15. Interest Rate Limitation    90
SECTION 9.16. USA PATRIOT Act    91
SECTION 9.17. Release of Subsidiary Guarantors    91

SCHEDULES:

Schedule 2.01	Commitments
Schedule 3.06	Disclosed Matters
Schedule 3.15	Subsidiaries and Material Domestic Subsidiaries
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Mandatory Cost
Exhibit D-1	Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	Form of U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	Form of U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	Form of Increasing Lender Supplement - Existing Lender
Exhibit F	Form of Augmenting Lender Supplement - New Lender
Exhibit G	Form of Borrowing Request

CREDIT AGREEMENT (this “Agreement”) dated as of August 1, 2012, among HAEMONETICS CORPORATION, a Massachusetts corporation (the “Company”), the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired EBITDA” means, with respect to any Acquired Entity, Consolidated EBITDA of such Acquired Entity for the applicable period (determined as if references to the Company and the Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity and its subsidiaries) but excluding the Consolidated EBITDA of any related person, property, business or asset to the extent not so acquired, all as determined on a consolidated basis for such Acquired Entity; provided, however, that the Acquired EBITDA of the Acquired Entity in the Pall Acquisition shall be deemed to be the following amounts for the following periods: (a) for the Reference Period ended on March 31, 2012, or June 30, 2012, an amount equal to the audited Consolidated EBITDA of such Acquired Entity (determined in accordance with this definition of “Acquired EBITDA”) for the period of four (4) consecutive fiscal quarters of such Acquired Entity ended on July 31, 2011 (“2011 Audited Pall EBITDA”), (b) for the Reference Period ending on September 30, 2012, an amount equal to 75% of 2011 Audited Pall EBITDA, (c) for the Reference Period ending on December 31, 2012, an amount equal to 50% of 2011 Audited Pall EBITDA, (d) for the Reference Period ending on March 31, 2013, an amount equal to 25% of 2011 Audited Pall EBITDA, and (e) for the Reference Period ending on June 30, 2013, $0.
“Acquired Entity” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business unit, division, product line or line of business of any Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person, or (c) the acquisition of another Person by a merger, amalgamation or consolidation or any other combination with such Person.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate, plus, without duplication (b) in the case of Loans made by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its subsidiaries and Affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Revolving Commitment” means the aggregate amount of the Revolving Commitments of all of the

Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $50,000,000.
“Aggregate Term Loan Commitment” means the aggregate amount of the Term Loan Commitments of all of the Lenders. As of the Effective Date, the Aggregate Term Loan Commitment is $475,000,000.
“Agreed Currencies” means (a) U.S. Dollars, (b) Euro, (c) Pounds Sterling, (d) Swiss Francs and (e) any other lawful currency that is readily available and freely transferable and convertible into U.S. Dollars, available in the London interbank deposit market and acceptable to the Administrative Agent, the Issuing Bank and all of the Lenders.
“Agreement” has the meaning assigned to such term in the preamble.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for purposes of this definition, the Adjusted LIBO Rate for any Business Day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in U.S. Dollars in the London interbank market) at approximately 11:00 a.m., London time, on such Business Day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction, the numerator of which is such Lender's Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments); provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender's Revolving Commitment shall be disregarded in the foregoing calculation, and (b) with respect to Term Loans, a percentage equal to a fraction, the numerator of which is such Lender's Term Loan Commitment and the denominator of which is the Aggregate Term Loan Commitment (if the Term Loan Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Term Loan Commitments most recently in effect, after giving effect to any assignments); provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender's Term Loan Commitment shall be disregarded in the foregoing calculation.
“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Eurodollar Loans”, “Applicable Rate for ABR Loans” or “Applicable Rate for Commitment Fee”, as the case may be, based on the Consolidated Leverage Ratio applicable on such date:

Pricing Level	Consolidated Leverage Ratio	Applicable Rate for Eurodollar Loans	Applicable Rate for ABR Loans	Applicable Rate for Commitment Fee
I	< 1.00:1.00	1.125%	0.125%	0.175%
II	≥ 1.00:1.00 and < 2.00:1.00	1.25%	0.25%	0.2%
III	≥ 2.00:1.00 and < 2.50:1.00	1.375%	0.375%	0.25%
IV	≥ 2.50:1.00	1.5%	0.5%	0.3%

For purposes of the foregoing, (a) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company and the Subsidiaries based on the most recent Financial Statements and corresponding Compliance Certificate; and (b) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such Financial Statements and Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Rate; provided, that Pricing Level IV set forth above shall apply if the Company fails to deliver the Financial Statements or corresponding Compliance Certificate required to be delivered by it, during the period from the expiration of the time for delivery thereof until such Financial Statements and Compliance Certificate are delivered. Pricing Level III set forth above shall apply during the period commencing on and including the Effective Date and ending on the date immediately preceding the delivery of Financial Statements covering the fiscal quarter of the Company and the Subsidiaries ending September 29, 2012, and the corresponding Compliance Certificate.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, J.P. Morgan Securities LLC and Citibank, N.A., in their capacity as Joint Lead Arrangers and Joint Bookrunners.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Augmenting Lender” has the meaning assigned to such term in Section 2.21(a).
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, such Person has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan.
“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit G.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the applicable Agreed Currency in the London interbank market or (other than in respect of Borrowings denominated in U.S. Dollars or Euro) the principal financial center of such Agreed Currency, and (b) when used in connection with a Eurodollar Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalent Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, any sovereign nation other than the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such nation), in each case maturing within one year from the date of acquisition thereof and having a rating of at least “A” by at least two of S&P, Moody's and Fitch;
(c) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from at least two of S&P, Moody's and Fitch;
(d) investments in certificates of deposit, banker's acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or (ii) any foreign commercial bank which has a combined capital and surplus and undivided profits (on a consolidated basis with its Affiliates) of not less than $500,000,000 or the foreign currency equivalent thereof and which foreign bank has an investment grade short-term debt rating by at least two of S&P, Moody's and Fitch;
(e) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above;
(f) United States money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, and (ii) have only investment grade portfolio assets with a weighted average rating of at least “A” by at least two of S&P, Moody's and Fitch; provided, that no such investment in a United States money market fund constitutes more than two percent (2%) of the total portfolio assets of such fund; and
(g) Non-United States money market funds that (i) comply with the criteria set forth in any law, rule or regulation in the applicable jurisdiction which is similar to SEC Rule 2a-7 under the Investment Company Act of 1940, and (ii) have only investment grade portfolio assets with a weighted average rating of at least “A” by at least two of S&P, Moody's and Fitch; provided, that no such investment in a non-United States money market fund constitutes more than five percent (5%) of the total portfolio assets of such fund.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law or treaty), (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, the sum of such Lender's Revolving Commitment and Term Loan Commitment. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Company” has the meaning assigned to such term in the preamble.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B.
“Computation Date” has the meaning assigned to such term in Section 2.04.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” or “consolidated” means, with reference to financial statements or financial statement items of any Person, such statements or items of such Person and its subsidiaries on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus
(a)    without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    Consolidated Interest Expense;
(ii)    the provision for federal, state, local and foreign income taxes;
(iii)    depreciation expense or write-down of tangible assets;
(iv)    amortization or write-down of intangibles (including goodwill) and organization costs;
(v)    in connection with Permitted Acquisitions or otherwise, each of the following, without duplication: unusual or non-recurring costs, charges or expenses, restructuring charges, costs or expenses (including new reserves or adjustments to existing reserves), costs associated with increasing the value of acquired inventory under GAAP, severance costs, relocation costs, integration costs, other business optimization expenses or reserves, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); provided, that the aggregate amount added back to Consolidated Net Income pursuant to this clause (v) shall not exceed $15,000,000 in any fiscal year;
(vi)    in connection with the Pall Acquisition (including, for the avoidance of doubt, the HDC Line Acquisition and the Delayed Inventory Purchase), each of the following, without duplication: unusual or non-recurring costs, charges or expenses, restructuring charges, costs or expenses (including new reserves or adjustments to existing reserves), costs associated with increasing the value of acquired inventory under GAAP, severance costs, relocation costs, integration costs, other business optimization expenses or reserves, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); provided, that the aggregate amount added back to Consolidated Net Income pursuant to this clause (vi) shall not exceed $30,000,000 for all periods;
(vii)    in the case of any period that includes the Effective Date, transaction costs related to the Transactions in an aggregate amount not to exceed $7,500,000;
(viii)    in the case of any period that includes the date on which a Permitted Acquisition closes, transaction costs related to such Permitted Acquisition in an aggregate amount not to exceed $10,000,000 for each such Permitted Acquisition;
(ix)    non-cash losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);
(x)    non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests of Company, the granting of options for Equity Interests in Company, the granting of appreciation rights and similar arrangements in respect of Equity Interests in Company (including any repricing, amendment, modification, substitution or change of any such Equity Interest or similar arrangements);
(xi)    expenses, charges or losses to the extent indemnified or insured by a third party reasonably acceptable to the Administrative Agent (excluding the Company and the Subsidiaries), including those covered by indemnification provisions in connection with the Transactions and Permitted Acquisitions, to the extent (A) the Company has determined that there is a reasonable basis for such coverage, (B) coverage has not been denied and (C) such amounts are actually reimbursed by such third party in cash within one hundred eighty (180) days after the related amount is first added back to Consolidated EBITDA pursuant to this clause (xi) (and if not so reimbursed within such one hundred eighty (180) day period, such amount shall be deducted from Consolidated EBITDA during the applicable future period); and
(xii)    in connection with a Permitted Acquisition, without duplication, the amount of net cost savings and synergies projected by the Company in good faith to be realized as a result of specified actions taken or expected to be taken and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period, net of the amount of actual benefits realized from such actions; provided that (A) such cost savings and synergies are permitted to be reflected in financial statements prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and (B) the chief financial officer of the Company shall have certified to the Administrative Agent that (1) such cost savings and synergies are reasonably identifiable and factually supportable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions, (2) such actions have been taken, initiated or are reasonably expected to be taken and (3) the benefits resulting therefrom are anticipated by the Company to be realized within twelve (12) months after the date of such Permitted Acquisition;
minus
(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    federal, state, local and foreign income tax credits and refunds (to the extent not netted from tax expense);
(ii)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);
(iii)    gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);
(iv)    non-recurring income or gains from discontinued operations;
(v)    other extraordinary, unusual or non-recurring income or gains;
(vi)    any cash payments made during such period in respect of items initially added back under clauses (a)(ix) and (a)(x) above on the basis that they were non-cash, subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred; and
(vii)    all reversals that reduce any reserve that was accrued in a prior period (but only to the extent amounts in respect of such accrual were added back in determining Consolidated EBITDA pursuant to clause (a) above during such period);
in each case, as determined on a consolidated basis for the Company and the Subsidiaries; provided that to the extent included in Consolidated Net Income,
(I)    there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA for such period of any Person, property, business or asset acquired in the Pall Acquisition or a Permitted Acquisition (an “Acquired Entity”) during such period to the extent not subsequently sold, transferred or otherwise disposed of in or prior to such period determined on a historical pro forma basis, and
(II)    there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA for such period of any Person, property, business or asset sold, transferred or otherwise disposed of by the Company or any Subsidiary during such period (each such person, property, business or asset so sold, transferred or otherwise disposed of, a “Sold Entity”) determined on a historical pro forma basis.
“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the Reference Period ended on such date to (b) Consolidated Interest Expense for the Reference Period ended on such date.
“Consolidated Interest Expense” means, for any period, for the Company and the Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period, all interest expense (including interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) with respect to all outstanding Indebtedness of the Company and the Subsidiaries allocable to such period in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit).
“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Reference Period ended on such date.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and the Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.
“Consolidated Tangible Assets” means, as of any date of determination, the book value as of such date of all assets of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, minus the book value as of such date of all goodwill and other intangible assets of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount as of such date of all Indebtedness (excluding, in the case of Indebtedness of the type described in clause (i) of the definition of Indebtedness, obligations in respect of trade letters of credit and letters of guaranty supporting trade and similar accounts payable arising in the ordinary course of business) of the Company and the Subsidiaries on a consolidated basis.
“Contemplated Tax Restructuring” means, collectively, (a) the transfer by the Company of the Equity Interests in Haemonetics International Holdings GmbH (“International Holdings”) to another direct, wholly-owned Subsidiary and (b) the transfer by the Company of the Equity Interests in certain of its other foreign Subsidiaries to International Holdings or another direct, wholly-owned Subsidiary.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Affiliate” has the meaning assigned to such term in Section 3.19.
“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) such Lender's Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of such Lender's Term Loans outstanding at such time.
“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed, within two (2) Business Days after the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to such funding obligation cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event.
“Delayed Inventory Purchase” has the meaning assigned to such term in Section 4.01(g).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disposed EBITDA” means, with respect to any Sold Entity, the amount of Consolidated EBITDA of such Sold Entity for the applicable period, as applicable (determined as if references to the Company and the Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity and its subsidiaries) but excluding the Consolidated EBITDA of any related person, property, business or asset to the extent not so sold, transferred, or otherwise disposed of, all as determined on a consolidated basis for such Sold Entity.
“Dollar Amount” of any currency at any date means (a) if such currency is U.S. Dollars, the amount of such currency, or (b) if such currency is a Foreign Currency, the equivalent in such currency of U.S. Dollars, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date provided for in Section 2.04.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States of America or the District of Columbia.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Embargoed Person” has the meaning assigned to such term in Section 3.20.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date means the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under any subsection of Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Sections 412 and 431 of the Code or Sections 302 and 304 of ERISA), whether or not waived, or the determination that any Multiemployer Plan is in either “endangered status” or “critical status” (as defined in Section 432 of the Code or Section 305 of ERISA), or the failure of any Plan that is not a Multiemployer Plan to satisfy the minimum funding standards of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, or the determination that any Plan that is not a Multiemployer Plan is in “at-risk” status (as defined in Section 430(i) of the Code or Section 303(i) of ERISA) or the imposition of any lien on the Company or any of its ERISA Affiliates pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the engagement by the Company or any of its ERISA Affiliates in a non-exempt “prohibited transaction” (as defined under Section 406 of ERISA or Section 4975 of the Code) or a breach of a fiduciary duty under ERISA in either case with respect to a Plan that could reasonably be expected to result in material liability to the Company or any Subsidiary; (i) the failure of any Plan (and any related trust) that is intended to be qualified under Sections 401 and 501 of the Code to be so qualified; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to any Plan, other than a routine claim for benefits; (k) any incurrence by or any expectation of the incurrence by the Company or any Subsidiary of any material liability for post-retirement benefits under any employee benefit plan described in Section 3(1) of ERISA, other than as required by Section 601 et seq. of ERISA or Section 4980B of the Code or similar state law; or (l) the occurrence of an event with respect to any employee benefit plan described in Section 3(3) of ERISA that results in the imposition of a material excise tax or any other material liability on the Company or any Subsidiary or of the imposition of a Lien on the assets of the Company or any Subsidiary.
“Euro” or “€” means the single currency of the participating member states of the European Union.
“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical average of the spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of U.S. Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 3.20.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.
“Financial Officer” means, with respect to any Loan Party, such Loan Party's chief financial officer, principal accounting officer, treasurer or corporate controller.
“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).
“Fitch” means Fitch Ratings, Inc.
“Foreign Assets Control Regulations” has the meaning assigned to such term in Section 3.20.
“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Lines of Credit” has the meaning assigned to such term in Section 6.01(b).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Guarantee Agreement” means the Guarantee Agreement dated as of the date hereof by the Subsidiary Guarantors in favor of the Credit Parties and the other Holders of Obligations referred to therein, as amended, restated, supplemented or otherwise modified from time.
“Guarantors” means, collectively, the Company and the guarantors party to the Guarantee Agreement, including the Subsidiary Guarantors.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“HDC Line Acquisition” has the meaning assigned to such term in Section 4.01(g).
“Immaterial Subsidiary” means, as of any date of determination, a Subsidiary which, together with its subsidiaries, comprises two percent (2%) or less of the Company's consolidated assets as of such date, and two percent (2%) or less of the Company's total sales and Consolidated Net Income as of the end of or for the most recently ended Reference Period.
“Increasing Lender” has the meaning assigned to such term in Section 2.21(a).
“Incremental Term Loan” has the meaning assigned to such term in Section 2.21(a).
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.21(e).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of another Person, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, no obligation of the Company or any of its Subsidiaries under the Pall Acquisition Agreement shall constitute Indebtedness of the Company or any of its Subsidiaries for purposes of this Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Information Memorandum” means the Confidential Information Memorandum dated May 2012, relating to the Company and the Transactions.
“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months' duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months (or, if available from all applicable Lenders, nine (9) or twelve (12) months) thereafter, as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” has the meaning assigned to such term in Section 6.04.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a draw made under a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.21 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on, in the case of U.S. Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the applicable Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason

(including, for the avoidance of doubt, in the event of a Eurodollar Borrowing denominated in any Agreed Currency for which no screen quote based on British Bankers Association Interest Settlement Rates is available from Reuters or such successor or substitute service), then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in the applicable Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent (or, if applicable, such other Eurocurrency Payment Office for such Foreign Currency) in immediately available funds in the London interbank market (or, if applicable, such other offshore interbank market for such Foreign Currency) at approximately 11:00 a.m., London time (or, if applicable, such other Local Time for such Foreign Currency), two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means, collectively, this Agreement, the Guarantee Agreement, each promissory note delivered pursuant to this Agreement, any Letter of Credit applications, and any other agreements, instruments, documents and certificates executed by or on behalf of any Loan Party and delivered to or in favor of the Credit Parties concurrently herewith or hereafter in connection with the Transactions hereunder. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, the Company and the Guarantors.
“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.
“Local Time” means (a) in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars, New York City time, and (b) in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency, local time for such currency as specified from time to time by the Administrative Agent.
“Mandatory Cost” has the meaning assigned to such term on Exhibit C.
“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or operations of the Company and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any Loan Document or the rights or remedies of the Credit Parties thereunder.
“Material Domestic Subsidiary” means a Domestic Subsidiary which, by itself or together with its Domestic Subsidiaries, comprises five percent (5%) or more of the Company's consolidated assets, total sales or Consolidated Net Income as of the end of or for the most recently ended Reference Period.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means August 1, 2017.
“Moody's” means Moody's Investors Service, Inc.
“Multicurrency Sublimit” means $25,000,000.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company of any proceeding under any debtor relief laws naming the Company as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in such Foreign Currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for such Foreign Currency as determined above and in an amount comparable to the unpaid principal amount of the related Borrowing or LC Disbursement, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such Foreign Currency.
“Pall” means Pall Corporation, a New York corporation.
“Pall Acquisition” means the acquisition by the Company and one or more Subsidiaries of certain assets of Pall and its subsidiaries pursuant to the Pall Acquisition Agreement.
“Pall Acquisition Agreement” means the Asset Purchase Agreement dated as of April 28, 2012, by and between Pall and the Company, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 4.01(g).
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Patriot Act” has the meaning assigned to such term in Section 9.16.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition (other than the Pall Acquisition) by the Company or any Subsidiary that satisfies all of the following conditions:
(a) both before and immediately after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, (i) the Company shall be in compliance on a Pro Forma Basis with each financial covenant set forth in Section 6.09 as of the last day of the most recent fiscal quarter for which the

Company has delivered Financial Statements, and (ii) no Default or Event of Default shall have occurred and be continuing;
(b) the aggregate consideration paid in connection with such Acquisition (including all cash consideration paid and Indebtedness incurred or assumed in connection therewith, and the maximum amount payable under any earn-out obligations in connection therewith as reasonably calculated on the date of such Acquisition) shall not exceed $35,000,000; provided, that this clause (b) shall not apply with respect to any Acquisition if, both before and immediately after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, the Company is in compliance on a Pro Forma Basis with the Consolidated Leverage Ratio covenant set forth in Section 6.09(a) (after decreasing the maximum permitted Consolidated Leverage Ratio to 2.75:1.00) as of the last day of the most recent fiscal quarter for which the Company has delivered Financial Statements;
(c) such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose Equity Interests are to be acquired; and
(d) in the case of an Acquisition involving the merger, amalgamation or consolidation of any Loan Party, the surviving entity shall be a Loan Party.
“Permitted Encumbrances” means:
(a) Liens imposed by law (other than Liens imposed under ERISA) for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlords' and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations (other than any Lien imposed under ERISA);
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any Acquisition, that the Company is in pro forma compliance with the applicable financial covenants set forth in Section 6.09, recomputed (a) as if such Acquisition (including the incurrence or assumption of any Indebtedness in connection therewith) had occurred on the first day of the most recent four (4) fiscal quarter period preceding the date of such Acquisition for which the Company has delivered Financial Statements, and (b) with Consolidated Total Debt measured as of the date of, and immediately after giving effect to any Indebtedness incurred or assumed in connection with, such Acquisition.
“Prohibited Person” means any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or support “terrorism” as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (e).
“Public-Sider” means any representative of a Lender that does not want to receive material non-public information with the meaning of the federal and state securities laws.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
“Reference Period” means, as of the last day of any fiscal quarter, the period of four (4) consecutive fiscal quarters of the Company and the Subsidiaries ending on such date.
“Register” has the meaning assigned to such term in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Required Lenders” means, at any time, subject to Section 2.20(b), Lenders having Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Credit Exposures and unused Commitments at such time.
“Required Revolving Lenders” means, at any time, subject to Section 2.20(b), Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.
“Required Term Lenders” means, at any time, subject to Section 2.20(b), Term Lenders having Term Loans and unused Term Loan Commitments representing more than fifty percent (50%) of the sum of the aggregate principal amount of all Term Loans and the total unused Term Loan Commitments at such time.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.21. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.03.
“S&P” means Standard & Poor's.
“SEC” means the Securities and Exchange Commission of the United State of America.
“Sold Entity” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
“Solvent” means that (a) the fair value of the assets of the Company and the Subsidiaries on a consolidated basis, at a fair valuation, exceeds their aggregate debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of the Company and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged.
“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset or similar requirements shall, in the case of Loans denominated in U.S. Dollars, include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Company.
“Subsidiary Guarantors” means, collectively, the Material Domestic Subsidiaries that are party to the Guarantee Agreement.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Swiss Francs” means the lawful currency of Switzerland.
“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or holding Term Loans.
“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder. The initial amount of each Lender's Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable.
“Term Loans” means the term loans made by the Term Lenders to the Company pursuant to Section 2.01.
“Trading with the Enemy Act” has the meaning assigned to such term in Section 3.20.
“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and consummation of the Pall Acquisition.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Dollars” or “$” means the lawful currency of the United States of America.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Term Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), except that for purposes of determining the accuracy of any representation or warranty, such reference or definition shall only be to such law as in effect on the date the representation and warranty was made, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease Obligation under GAAP as in effect on the Effective Date shall not be treated as a Capital Lease Obligation solely as a result of the adoption of changes in GAAP.
ARTICLE II

The Credits
SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender agrees to make Revolving Loans to the Company in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in, subject to Sections 2.04 and 2.11(c), (i) the Dollar Amount of such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Commitment, (ii) the Dollar Amount of the total Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment, or (iii) the Dollar Amount of the total Revolving Credit Exposures of all Lenders denominated in Foreign Currencies exceeding the Multicurrency Sublimit, and (b) each Term Lender agrees to make a Term Loan to the Company in U.S. Dollars on the Effective Date in an amount equal to such Lender's Term Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be made as part of a Borrowing on the Effective Date consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.
(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company may request in accordance herewith; provided that each ABR Loan shall only be made in U.S. Dollars. Each Term Loan Borrowing initially shall be comprised of ABR Loans or Eurodollar Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of a Borrowing denominated in U.S. Dollars, $500,000, and (B) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that has an Equivalent Amount at least equal to $500,000, and (ii) not less than (A) in the case of a Borrowing denominated in U.S. Dollars, $1,000,000, and (B) in the case of a Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that has an Equivalent Amount at least equal to $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided, that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03. Requests for Borrowings. To request a Term Loan Borrowing or a Revolving Borrowing, the Company shall notify the Administrative Agent of such request by telecopy of a written Borrowing Request signed by the Company (or, in the case of a Term Loan Borrowing or a Revolving Borrowing denominated in U.S. Dollars, by telephone confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Company) (a) in the case of a Eurodollar Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a Eurodollar Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided, that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
the Class and Type of such Borrowing;
the aggregate amount of such Borrowing;

the date of such Borrowing, which shall be a Business Day;
in the case of a Eurodollar Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
the location and number of the Company's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no denomination is specified with respect to any requested Eurodollar Borrowing, then the requested Borrowing shall be denominated in U.S. Dollars. If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in U.S. Dollars, the requested Borrowing shall be an ABR Borrowing, and in the case of a Borrowing denominated in a Foreign Currency, the requested Borrowing shall be a Eurodollar Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Company shall be deemed to have selected an Interest Period of one (1) month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:
(a)    each Eurodollar Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion or continuation of any Borrowing as a Eurodollar Borrowing;
(b)    the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and
(c)    all outstanding Revolving Loans and the LC Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Borrowing, Letter of Credit or LC Exposure for which a Dollar Amount is determined on or as of such day.
SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in U.S. Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of

Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.
SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of its or the Subsidiaries' obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, subject to Sections 2.04 and 2.11(c), (i) the Dollar Amount of the LC Exposure shall not exceed $25,000,000, (ii) the Dollar Amount of the total Revolving Credit Exposures of all Lenders shall not exceed the Aggregate Revolving Commitment, and (iii) the Dollar Amount of the total Revolving Credit Exposures of all Lenders denominated in Foreign Currencies shall not exceed the Multicurrency Sublimit.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Company and the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall be automatically extended for a period of up to twelve (12) months (but not to a date later than the date set forth in clause (ii) above).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in an amount equal to such LC Disbursement, in original currency, not later than (i) in the case of an LC Disbursement denominated in Swiss Francs, 8:00 a.m., London time, on the Business Day immediately following the day that the Company shall have received notice of such LC Disbursement, or (ii) in all other cases, 2:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 2:00 p.m., Local Time, on the Business Day immediately following the day that the Company receives such notice; provided, that if such LC Disbursement is not less than the Equivalent Amount of $100,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Revolving Borrowing denominated in the original currency of such LC Disbursement (or with either a Revolving Borrowing denominated in U.S. Dollars or a Swingline Loan, if such LC Disbursement is denominated in U.S. Dollars) in the amount of such LC Disbursement. To the extent so financed, the Company's obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Revolving Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company's reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject a Credit Party to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by such Credit Party or (y) reimburse each LC Disbursement made in such Foreign Currency in U.S. Dollars, in an amount equal to the Dollar Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.
(f)    Obligations Absolute. The Company's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company's obligations hereunder. Neither the Credit Parties nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith breach of obligations on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telecopy, or by telephone confirmed by telecopy, of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement or the date that such LC Disbursement is financed by a Revolving Borrowing or a Swingline Loan, as the case may be, at the rate per annum then applicable to ABR Revolving Loans (or, if such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Foreign Currency plus the then effective Applicable Rate with respect to Eurodollar Revolving Loans); provided, that if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Revolving Lenders, an amount in cash, in original currency, equal to one hundred five percent (105%) of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Company hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.
SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in U.S. Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, (ii) in the case of Loans denominated in Swiss Francs, by 8:00 a.m., London time, at the Eurocurrency Payment Office most recently designated by the Administrative Agent for Loans denominated in Swiss Francs by notice to the Lenders, and (iii) in the case of Loans denominated in any other Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent's Eurocurrency Payment Office for such Foreign Currency and at such Eurocurrency Payment Office; provided, that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to (x) in the case of Loans denominated in U.S. Dollars, an account of the Company maintained with the Administrative Agent in New York City and designated by the Company in the applicable Borrowing Request or otherwise, and (y) in the case of Loans denominated in a Foreign Currency, an account of the Company in the relevant jurisdiction and designated by the Company in the applicable Borrowing Request or otherwise; provided, that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the

Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Company, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.
SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each Term Loan Borrowing initially shall be comprised of (i) ABR Loans or Eurodollar Loans, to the extent such Borrowing is denominated in U.S. Dollars, and (ii) Eurodollar Loans, to the extent such Borrowing is denominated in a Foreign Currency. Thereafter, the Company may elect to convert any such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telecopy of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company (or, in the case of a Borrowing denominated in U.S. Dollars, by telephone confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company) by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any other provision of this Section, the Company shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available to the Company for such Borrowing when it was made (e.g., convert any Eurodollar Borrowing denominated in a Foreign Currency to an ABR Borrowing).
(c)    Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one (1) month's duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)    If the Company fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing, and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall automatically continue as a Eurodollar Borrowing in the same Agreed Currency with an Interest Period of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing (and any such Eurodollar Borrowing denominated in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto.
SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate on the Effective Date after the funding of the Term Loans, and (ii) all other Commitments shall terminate on the Maturity Date.
(b)    The Company may at any time terminate, or from time to time reduce, the Revolving Commitments; provided, that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the total Revolving Credit Exposures of all Lenders would exceed the Aggregate Revolving Commitment.
(c)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made on the Maturity Date in the currency of such Revolving Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding. The Company shall repay Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11) and in the currency of such Term Loan:

Date	Amount
September 30, 2012	$—
December 31, 2012	$—
March 31, 2013	$—
June 30, 2013	$—
September 30, 2013	$8,906,250
December 31, 2013	$8,906,250
March 31, 2014	$8,906,250
June 30, 2014	$8,906,250
September 30, 2014	$14,843,750
December 31, 2014	$14,843,750
March 31, 2015	$14,843,750
June 30, 2015	$14,843,750
September 30, 2015	$20,781,250
December 31, 2015	$20,781,250
March 31, 2016	$20,781,250
June 30, 2016	$20,781,250
September 30, 2016	$74,218,750
December 31, 2016	$74,218,750
March 31, 2017	$74,218,750
Maturity Date	The remaining unpaid principal balance of the Term Loans

To the extent not previously repaid, all unpaid Term Loans shall be paid in full by the Company on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made to the Company by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11. Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, that each partial prepayment shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of an ABR Borrowing (other than a Swingline Borrowing), $100,000, (B) in the case of a Eurodollar Borrowing denominated in U.S. Dollars, $100,000, and (C) in the case of a Eurodollar Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that has an Equivalent Amount at least equal to $100,000, and (ii) not less than (A) in the case of a Swingline Borrowing, $100,000, (B) in the case of an ABR Borrowing (other than a Swingline Borrowing), $500,000, (C) in the case of a Eurodollar Borrowing denominated in U.S. Dollars, $500,000, and (D) in the case of a Eurodollar Borrowing denominated in any Foreign Currency, the smallest amount of such Foreign Currency that has an Equivalent Amount at least equal to $500,000.
(b)    The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Company shall notify the Swingline Lender) by telecopy of a written notice signed by the Company (or, in the case of a prepayment of a Borrowing denominated in U.S. Dollars, by telephone confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written notice signed by the Company) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurodollar Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., Local Time, four (4) Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing (other than a Swingline Borrowing), not later than 11:00 a.m., New York City time, on the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such telephonic and written notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, and each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing pro rata against the remaining installments thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and break funding payments to the extent required by Section 2.16.
(c)    If at any time, (i) other than as a result of fluctuations in currency exchange rates, the Dollar Amount of the total Revolving Credit Exposures of all Lenders (calculated, with respect to Revolving Loans and LC Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Revolving Loans and LC Exposure) exceeds (A) the Aggregate Revolving Commitment or (B) with respect to the portion of the total Revolving Credit Exposures of all Lenders (so calculated) denominated in Foreign Currencies, the Multicurrency Sublimit, or (ii) solely as a result of fluctuations in currency exchange rates, the Dollar Amount of the total Revolving Credit Exposures of all Lenders (so calculated), as of the most recent Computation Date, exceeds one hundred five percent (105%) of (A) the Aggregate Revolving Commitment or (B) with respect to the portion of the total Revolving Credit Exposures of all Lenders (so calculated) denominated in Foreign Currencies, the Multicurrency Sublimit, then the Company shall, in each case, immediately repay Revolving Borrowings or cash collateralize LC Exposure in accordance with the procedures set forth in Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the Dollar Amount of the total Revolving Credit Exposures of all Lenders (so calculated) to be less than or equal to (x) the Aggregate Revolving Commitment and (y) with respect to the portion of the total Revolving Credit Exposures of all Lenders (so calculated) denominated in Foreign Currencies, the Multicurrency Sublimit.
SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate (subject to adjustment as set forth in Section 2.13(f)) on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided, that if such Revolving Lender continues to have any Swingline Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender's Swingline Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Revolving Lender ceases to have any Swingline Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided, that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All commitment fees shall be payable in U.S. Dollars. For purposes of this Section 2.12(a), the unused amount of the Revolving Commitment of any Lender shall be deemed to be the excess of (i) the Revolving Commitment of such Lender over (ii) the Revolving Credit Exposure of such Lender (exclusive of Swingline Exposure).
(b)    The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Revolving Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender's Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided, that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days (or three hundred sixty-five (365) days with respect to any portion of the LC Exposure denominated in Pounds Sterling) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All participation fees and fronting fees shall be payable in the original currency of the LC Exposure.
(c)    The Company agrees to pay to the Administrative Agent and the Arrangers, for their own respective accounts, fees payable in the amounts, in the currencies and at the times separately agreed upon between the Company, on the one hand, and the Administrative Agent or the Arrangers, on the other.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and,

in the case of Revolving Loans, upon termination of the Revolving Commitments; provided, that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.
(e)    All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and (ii) interest for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of three hundred sixty-five (365) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)    If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Administrative Agent determines that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided, that if any such restatement or adjustment would have resulted in a lower pricing for any other period (each, a “Lower Priced Period”), there shall be deducted from such additional interest and fees an amount equal to (but in no event greater than the amount of such additional interest and fees) the excess of interest and fees actually paid for such Lower Priced Period over the amount of interest and fees that should have been paid during such Lower Priced Period.
SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing denominated in U.S. Dollars, such Borrowing shall be made as an ABR Borrowing, and (iii) if any Borrowing Request requests a Eurodollar Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective; provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting any Loan Document or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including pursuant to any conversion of any Borrowing denominated in an Agreed Currency to a Borrowing denominated in any other Agreed Currency), then the Company will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of any Loan Document or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided, that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17. Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a

U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements (except to the extent otherwise required under Section 2.06(e) with respect to reimbursement deadlines for LC Disbursements), or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Swiss Francs, 8:00 a.m., London time, on the date when due, (ii) in the case of payments denominated in any other Foreign Currency, 12:00 noon, Local Time, on the date when due, and (iii) in all other cases, 2:00 p.m., Local Time, on the date when due, and in each case in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at (x) in the case of payments denominated in U.S. Dollars, its offices at 270 Park Avenue, New York, New York, and (y) in the case of payments denominated in a Foreign Currency, its offices at Floor 6, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom (Attention of Manager: Loan Agency) or, if applicable, such other Eurocurrency Payment Office for such Foreign Currency, in each case except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest or Letter of Credit participation fees or fronting fees in respect of any Loan or LC Disbursement or the LC Exposure shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement or the LC Exposure, as applicable. All other payments hereunder and under each other Loan Document shall be made in U.S. Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing or LC Disbursement in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such Foreign Currency with the result that such Foreign Currency no longer exists or the Company is not able to make payment to the Administrative Agent for the account of the Lenders in such Foreign Currency, then all payments to be made by the Company hereunder in such Foreign Currency shall instead be made when due in U.S. Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Company takes all risks of the imposition of any such currency control or exchange regulations.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including amounts due under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
SECTION 2.20. Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment, if any, of such Defaulting Lender pursuant to Section 2.12(a);
(b)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders, the Required Revolving Lenders or the Required Term Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, and such Lender is a Revolving Lender, then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) the sum of all such non-Defaulting Lenders' Revolving Credit Exposures plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Revolving Commitments, (B) such reallocation does not cause the Revolving Credit Exposure of any such non-Defaulting Lender to exceed such non-Defaulting Lender's Revolving Commitment, and (C) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (A) first, prepay such Swingline Exposure and (B) second, cash collateralize for the benefit of the Issuing Bank only the Company's obligations corresponding to such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Company cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender's LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender and a Revolving Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender's then outstanding LC Exposure will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with clause (c) above, and (ii) participating interests in any newly made Swingline Loan or any newly issued, amended, renewed or extended Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).
In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender's Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage.
SECTION 2.21. Expansion Option. (a) The Company may from time to time elect to increase the Revolving Commitments or enter into one or more additional tranches of term loans (each, an “Incremental Term Loan”), in each case in a minimum amount of $10,000,000 and an integral multiple of $5,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of such Revolving Commitment increases and all such Incremental Term Loans does not exceed $100,000,000. The Company may arrange for any such Revolving Commitment increase or Incremental Term Loan to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided, that (i) each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent and, except in the case of an Incremental Term Loan, the Swingline Lender and the Issuing Bank, which approvals shall not be unreasonably withheld or delayed and (ii) (A) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit E, and (B) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto. No consent of any Lender (other than the Lenders participating in such Revolving Commitment increase or Incremental Term Loan) shall be required for any such increase or Incremental Term Loan pursuant to this Section 2.21.
(b)    Revolving Commitment increases, new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.21 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or Incremental Term Loan shall become effective under this paragraph unless (i) on the proposed date of the effectiveness of such Revolving Commitment increase or Incremental Term Loan, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied both before and immediately after giving effect to such Revolving Commitment increase or Incremental Term Loan or waived by the Required Lenders, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in pro forma compliance with the Consolidated Leverage Ratio covenant set forth in Section 6.09(a), with Consolidated Total Debt measured as of the date of and immediately after giving effect to any funding in connection with such Revolving Commitment increase or Incremental Term Loan (and the application of proceeds thereof to the repayment of any other Indebtedness) and Consolidated EBITDA measured for the Reference Period then most recently ended for which the Company has delivered Financial Statements, and (ii) the Administrative Agent shall have received documents (including legal opinions) consistent with those delivered on the Effective Date as to the corporate power and authority of the Company to borrow hereunder immediately after giving effect to such Revolving Commitment increase or Incremental Term Loan.
(c)    On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Revolving Commitment increase and the use of such amounts to make payments to such other Lenders, each Lender's portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Company shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Company pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.
(d)    The Incremental Term Loans (i) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (ii) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (iii) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided, that (x) the terms and conditions applicable to any Incremental Term Loan maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (y) the Incremental Term Loans may be priced differently than the Revolving Loans and the initial Term Loans.
(e)    Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Increasing Lender participating in such Incremental Term Loan, if any, each Augmenting Lender participating in such Incremental Term Loan, if any, and the Administrative Agent. Each Incremental Term Loan Amendment may, without the consent of any other Lenders (except to the extent required pursuant to the provisos in Section 9.02(b)), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.21. Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.
SECTION 2.22. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Company hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Company in respect of any sum due to any Credit Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Credit Party of any sum adjudged to be so due in such other currency such Credit Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Credit Party in the specified currency, the Company agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Credit Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Credit Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Credit Party agrees to remit such excess to the Company.
ARTICLE III

Representations and Warranties
The Company represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Company and each Subsidiary (other than Immaterial Subsidiaries) is duly organized, validly existing and in good standing (or its jurisdictional equivalent) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (or its jurisdictional equivalent) in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party's corporate or other applicable organizational powers and have been duly authorized by all necessary corporate or other applicable organizational actions and, if required, actions by stockholders or other equity holders. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (other than the consummation of the Pall Acquisition) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable material law or regulation or the charter, by-laws or other organizational documents of the Company or any Subsidiary or any order of any Governmental Authority (except, with respect to Subsidiaries that are not Subsidiary Guarantors, for such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon and material to the Company or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any Subsidiary (except, with respect to Subsidiaries that are not Subsidiary Guarantors, for such violations, defaults and payment requirements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. All material governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Initial Closing Purchased Assets (as defined in the Pall Acquisition Agreement) to the Company and the Subsidiaries and the consummation of the transactions contemplated by the Pall Acquisition Agreement have been duly made and obtained and are in full force and effect, and all waiting periods (and any extensions thereof) applicable to the transfer of the Initial Closing Purchased Assets have expired or been terminated.
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended April 2, 2011, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal year ended March 31, 2012, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)    Since March 31, 2012, there has been no event, development or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 3.05. Properties. (a) Each of the Company and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title and invalid leasehold interests that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    Each of the Company and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06. Litigation, Environmental and Labor Matters. (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve the Loan Documents or the Transactions.
(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
(d)    There are no pending or, to the knowledge of the Company, threatened strikes, lockouts, slowdowns or work stoppages against the Company or any Subsidiary, or unfair labor practice complaint or grievance or arbitration proceeding arising out of or under any collective bargaining agreement under which the Company or any Subsidiary is bound, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Company and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters, and all material payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Company or such Subsidiary (except, with respect to Subsidiaries that are not Subsidiary Guarantors, for such violations and payment failures that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect). The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Company or any Subsidiary is bound (except, with respect to Subsidiaries that are not Subsidiary Guarantors, for such rights of termination or renegotiation that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect).
SECTION 3.07. Compliance with Laws and Contractual Obligations. Each of the Company and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all of its Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08. Investment Company Status. Neither the Company nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09. Taxes. Each of the Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended, or any successor thereto) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, as amended, or any successor thereto) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.
SECTION 3.11. Disclosure. As of the date of this Agreement, the Company has disclosed to the Lenders all material agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any

Lender pursuant to or in connection with the Loan Documents (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being acknowledged and agreed by the Administrative Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results).
SECTION 3.12. Federal Reserve Regulations. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan will be used, directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any Margin Stock or for any other purpose that entails a violation of any Regulations of the Board, including Regulations T, U and X.
SECTION 3.13. Solvency. The Company and the Subsidiaries on a consolidated basis are Solvent.
SECTION 3.14. Use of Proceeds. The proceeds of the Revolving Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Company and the Subsidiaries, including the financing of Permitted Acquisitions, but excluding the financing of the Pall Acquisition. The proceeds of the Term Loans will be used only to finance a portion of the Pall Acquisition (including fees and expenses in connection therewith) and for general corporate purposes of the Company and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 3.15. Subsidiaries. As of the date of this Agreement, Schedule 3.15 is a complete list of each Subsidiary, identifying such Subsidiary's jurisdiction of organization and whether such Subsidiary is a Material Domestic Subsidiary.
SECTION 3.16. Liens. Schedule 6.02 is a complete list of each Lien securing Indebtedness of any Person outstanding on the date hereof and covering any assets of the Company or any Subsidiary (other than Immaterial Subsidiaries), except for Permitted Encumbrances. The aggregate Indebtedness on the date hereof secured (or that may be secured) by each such Lien listed on Schedule 6.02, and the assets covered by each such Lien, are correctly described in said Schedule.
SECTION 3.17. No Burdensome Restrictions. Neither the Company nor any Subsidiary is party to any agreement, or subject to any provision of law, compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 3.18. No Default. No Default or Event of Default has occurred and is continuing.
SECTION 3.19. USA PATRIOT Act. (a) Neither the Company nor any Subsidiary or, to the knowledge of the Company, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Company, the Subsidiaries and, to the knowledge of the Company, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.
(b)    Neither the Company nor any Subsidiary or, to the knowledge of the Company, any of their respective Affiliates (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (iii) is a Prohibited Person; or (iv) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.
SECTION 3.20. Embargoed Person. (a) None of the Company's assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under US law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transaction With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the Patriot Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in the Company if the result of such interest would be that any Loan would be in violation of law; (c) the Company has not engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) neither the Company nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
ARTICLE IV

Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party to the Loan Documents either (i) a counterpart of each Loan Document to which such Person is a party, signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or any other electronic transmission of a signed signature page of each Loan Document to which such Person is a party) that such Person has signed a counterpart of each such Loan Document.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Loan Parties covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent may reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents and the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president, a vice president or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a)(i) and (b) of Section 4.02.
(e)    The Administrative Agent, the Lenders and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
(f)    The Administrative Agent and the Lenders shall have received (i) all documentation and other information reasonably requested by them under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

(g)    The Pall Acquisition (other than the portion thereof that constitutes the acquisition of (i) a portion of the blood filter media business referred to in the Pall Acquisition Agreement as the HDC Line (the “HDC Line Acquisition”) and (ii) inventory located in jurisdictions where Pall will act as a distributor for the Company for a certain period of time following the Effective Date (the “Delayed Inventory Purchase”), which HDC Line Acquisition and Delayed Inventory Purchase shall be consummated at later dates in accordance with the Pall Acquisition Agreement) shall be consummated pursuant to the Pall Acquisition Agreement, substantially concurrently with the initial funding of Loans hereunder, and no provision of the Pall Acquisition Agreement shall have been amended, consented to or waived in a manner materially adverse to the Lenders without the prior written consent of the Arrangers (it being understood and agreed that (i) changes to the transaction structure, increases in the purchase price (other than increases in the purchase price as a result of the operation of the provisions of the Pall Acquisition Agreement) and changes to the purchase price formula that increase the purchase price shall be deemed to be materially adverse to the Lenders, and (ii) any modification or waiver of any condition to the closing of the Pall Acquisition that requires a certain level of Adjusted EBITDA (as defined in the Pall Acquisition Agreement) shall be deemed not to be materially adverse to the Lenders). The sources and uses of funding for the Pall Acquisition (other than the HDC Line Acquisition and the Delayed Inventory Purchase) shall be reasonably satisfactory to the Arrangers.
(h)    The representations and warranties made by the “Company” (as defined in the Pall Acquisition Agreement) in the Pall Acquisition Agreement (as qualified by the disclosure schedules thereto, as such disclosure schedules may have been supplemented from time to time in accordance with the terms of the Pall Acquisition Agreement; provided, that no effect shall be given hereunder to any such supplement giving rise to a “Schedule Update Termination Event” under and as defined in the Pall Acquisition Agreement, unless the Arrangers have consented to such supplement in writing) shall be true and correct in all material respects (or, with respect to representations and warranties already qualified by concepts of materiality, in all respects) as of the Effective Date (or, with respect to representations and warranties made as of a particular date, in all respects or all material respects, as applicable, as of such particular date).
(i)    All material governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Initial Closing Purchased Assets (as defined in the Pall Acquisition Agreement) to the Company and the Subsidiaries and the consummation of the transactions contemplated by the Pall Acquisition Agreement shall have been duly made and obtained and shall be in full force and effect, and all waiting periods (and any extensions thereof) applicable to the transfer of the Initial Closing Purchased Assets shall have expired or been terminated.
(j)    On the Effective Date, after giving effect to the Pall Acquisition (other than the HDC Line Acquisition and the Delayed Inventory Purchase), the Company and the Subsidiaries shall not have any Indebtedness for borrowed money other than Indebtedness permitted under Section 6.01.
(k)    The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Company and the Subsidiaries for the two (2) most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Company and the Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) the Required Closing Financial Statements (as defined in the Pall Acquisition Agreement). The financial statements referred to in clauses (i) and (iii) of this paragraph shall be reported on by Ernst & Young and KPMG LLP, respectively (except with respect to the unaudited interim financial statements included among the Required Closing Financial Statements).
(l)    The Administrative Agent and the Lenders shall have received a written certification from a Financial Officer of the Company that, after giving effect to the Pall Acquisition (other than the HDC Line Acquisition and the Delayed Inventory Purchase) and any incurrence of Indebtedness in connection therewith (including, for the avoidance of doubt, the aggregate amount of Loans borrowed hereunder on the Effective Date), the Company and the Subsidiaries, on a consolidated basis, are Solvent and will be Solvent subsequent to incurring such Indebtedness.
(m)    The Company shall have demonstrated, to the Administrative Agent's satisfaction, that at the time of and immediately after giving effect to the Pall Acquisition, it will be in pro forma compliance with all financial covenants set forth in Section 6.09 based on the consolidated financial results of the Company as of its most recently ended fiscal quarter for which the Company has publicly disclosed its financial statements, but adjusted on a pro forma basis to give effect to the Pall Acquisition and the financing contemplated hereby.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on August 1, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    (i) In the case of any such credit event on the Effective Date, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all respects on and as of the Effective Date (or, to the extent any such representation or warranty is expressly stated to have been made as of a specific earlier date, on and as of such earlier date), and (ii) in the case of any such credit event after the Effective Date, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties already qualified by concepts of materiality, in all respects) on and as of the date of such credit event (or, to the extent any such representation or warranty is expressly stated to have been made as of a specific earlier date, on and as of such earlier date).
(b)    At the time of and immediately after giving effect to such credit event, no Default or Event of Default shall have occurred and be continuing.
Each such credit event shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:
(a)    within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception, or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above (beginning with the financial statements for the fiscal quarter ending September 30, 2012), a duly completed Compliance Certificate signed by a Financial Officer of the Company;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;
(e)    promptly after receipt thereof by the Company or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable foreign jurisdiction) concerning any material investigation or possible material investigation or other inquiry by such agency regarding financial or other operational results of the Company or any Subsidiary; and
(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may reasonably request.
Information required to be delivered pursuant to this Section 5.01 or Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such information, or provides a link thereto on the Company's website on the Internet; or (ii) on which such documents are posted on the Company's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access without charge (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Company shall deliver paper copies of such information to the Administrative Agent that the Administrative Agent (or any Lender acting through the Administrative Agent) requests the Company to deliver, until a written request to cease delivering paper copies is given by the Administrative Agent, and (y) the Company shall notify the Administrative Agent (by telecopy or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such information. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the information referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such information.
SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding $10,000,000;
(d)    any material change in accounting policies or financial reporting practices by the Company or any Subsidiary not otherwise reported in the Company's SEC filings; and
(e)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; and (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws, which in each instance referred to in the foregoing clauses (i), (ii) and (iii) results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each Subsidiary (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its legal existence and good standing (or its jurisdictional equivalent) under the laws of the jurisdiction of its organization, (b) maintain all requisite power and authority to carry on its business as now conducted, (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect its qualification to do business in, and its good standing (or its jurisdictional equivalent) in, every jurisdiction where such qualification is required, and (d) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect all other rights, qualifications, licenses, permits, privileges and franchises material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04. Payment of Obligations. The Company will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each Subsidiary (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to maintain such property in good working order and condition, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each Subsidiary to, keep proper books of record and account consistent with its historical practices and in which full, true and correct entries are made of all material financial dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.07. Compliance with Laws and Material Contractual Obligations. The Company will, and will cause each Subsidiary to, (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (b) perform in all material respects its Contractual Obligations, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08. Use of Proceeds. The proceeds of the Revolving Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Company and the Subsidiaries, including the financing of Permitted Acquisitions, but excluding the financing of the Pall Acquisition. The proceeds of the Term Loans will be used only to finance a portion of the Pall Acquisition (including fees and expenses in connection therewith) and for general corporate purposes of the Company and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09. Accuracy of Information. The Company will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, taken as a whole, contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Company on the date thereof as to the matters specified in this Section 5.09.
SECTION 5.10. Material Domestic Subsidiaries. In the event the Company acquires or creates any Material Domestic Subsidiary, or any existing Domestic Subsidiary becomes a Material Domestic Subsidiary after the Effective Date, the Company shall forthwith promptly (and in any event within thirty (30) days (or such longer time as the Administrative Agent may agree) after the acquisition or creation of such Material Domestic Subsidiary or knowledge of such existing Domestic Subsidiary becoming a Material Domestic Subsidiary) cause such Domestic Subsidiary to become a Subsidiary Guarantor by delivering to the Administrative Agent a joinder to the Guarantee Agreement (in the form contemplated thereby), duly executed by such Domestic Subsidiary, pursuant to which such Domestic Subsidiary agrees to be bound by the terms and provisions of the Guarantee Agreement, such joinder to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Notwithstanding anything herein to the contrary (including the five percent (5%) threshold in the definition of “Material Domestic Subsidiary”), the Company will cause a sufficient number of its Domestic Subsidiaries to be Subsidiary Guarantors in accordance with the requirements of this Section such that, at all times, all Domestic Subsidiaries that are not Subsidiary Guarantors, collectively, do not comprise more than fifteen percent (15%) of the Company's consolidated assets, total sales or Consolidated Net Income as of the end of or for the most recently ended Reference Period.
ARTICLE VI

Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    (i) Indebtedness from time to time under lines of credit existing on the date hereof and set forth in Schedule 6.01 (the “Foreign Subsidiary Lines of Credit”), up to the maximum principal amounts (expressed in the stated currency of such lines of credit) set forth in said Schedule, and extensions, renewals and replacements of such lines of credit that do not increase the maximum principal amounts of thereof, and (ii) other Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;
(c)    Indebtedness of the Company owed to any Subsidiary and of any Subsidiary owed to the Company or any other Subsidiary; provided, that Indebtedness of any Subsidiary that is not a Subsidiary Guarantor owed to any Loan Party shall be subject to the limitations set forth in Section 6.04;
(d)    Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of

the Company or any other Subsidiary;
(e)    Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;
(f)    Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;
(g)    Indebtedness under Swap Agreements permitted under Section 6.05; and
(h)    other Indebtedness of the Company or any Subsidiary; provided, that, at the time of the incurrence or assumption of any such Indebtedness and immediately after giving effect thereto, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) the Company shall be in pro forma compliance with all financial covenants set forth in Section 6.09 (with Consolidated Total Debt measured as of such time and Consolidated EBITDA and Consolidated Interest Expense measured for the Reference Period then most recently ended for which the Company has delivered Financial Statements); provided further that (x) the aggregate principal amount of Indebtedness of any Subsidiary permitted by this clause (h) shall not, at any time, exceed the sum of (A) $50,000,000 minus (B) for each Foreign Subsidiary Line of Credit, the aggregate amount of Indebtedness that has been outstanding under such Foreign Subsidiary Line of Credit for more than thirty (30) consecutive days and (y) such Indebtedness shall be unsecured unless otherwise permitted by Section 6.02(e).
SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided, that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof permitted by Section 6.01(b);
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided, that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary; and
(e)    additional Liens on any property or assets of the Company or any Subsidiary not otherwise permitted by this Section 6.02 that do not secure obligations in excess of $25,000,000 in the aggregate for all such Liens at any time outstanding.
SECTION 6.03. Fundamental Changes and Asset Sales. (a) The Company will not, and will not permit any

Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including the Equity Interests of any of its subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:
(i)    any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation;
(ii)    any Subsidiary that is not a Loan Party may merge into any Subsidiary Guarantor in a transaction in which the surviving entity is a Subsidiary Guarantor;
(iii)    any Subsidiary Guarantor may merge into any other Subsidiary Guarantor;
(iv)    any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party;
(v)    any Loan Party may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary Guarantor;
(vi)    any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary;
(vii)    the Company and the Subsidiaries may (A) sell inventory, and assets that were previously treated as inventory (but are currently in the possession of customers and treated as fixed assets solely for accounting purposes), in the ordinary course of business, (B) sell worn-out or obsolete assets in the ordinary course of business, (C) grant licenses or sublicenses of intellectual property in the ordinary course of business which do not interfere in any material respect with the ordinary conduct of business of the Company or such Subsidiary, (D) make any other sales, transfers, leases or other dispositions; provided, that, in the case of this clause (D), (1) such dispositions are for fair market value and on an arm's-length basis and (2) the aggregate book value of assets disposed of during the term of this Agreement shall not exceed twenty percent (20%) of the Consolidated Tangible Assets of the Company and the Subsidiaries as set forth on the Company's most recent Financial Statements, and (E) enter into sale and leaseback transactions permitted by Section 6.10;
(viii)    any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;
(ix)    any Person may merge into the Company or any Subsidiary in connection with an Acquisition in which the Company or such Subsidiary is the surviving entity; and
(x)    the Company and the applicable Subsidiaries may consummate the Contemplated Tax Restructuring or any portion thereof.
(b)    The Company will not allow its principal business to be any business other than the businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
(c)    The Company will not, and will not permit any Subsidiary to, change its fiscal year from the basis in effect on the date of execution of this Agreement.
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any Subsidiary to, (x) purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances or capital contributions to, Guarantee any obligations of, or make or permit to exist any other investment or any other interest in, any other Person, or (y) consummate any Acquisition (each, an “Investment”), except:

(a)    Investments existing on the date hereof and set forth in Schedule 6.04;
(b)    Cash Equivalent Investments;
(c)    Investments (i) by the Loan Parties in the Equity Interests of their respective Subsidiaries that are Subsidiary Guarantors, (ii) by Subsidiaries that are not Loan Parties in the Equity Interests of their respective Subsidiaries, and (iii) to the extent existing on the date hereof, Investments by the Loan Parties in the Equity Interests of their respective Subsidiaries that are not Subsidiary Guarantors;
(d)    Investments consisting of loans or advances made by (i) any Loan Party to the Company or any Subsidiary Guarantor or (ii) any Subsidiary that is not a Loan Party to the Company or any other Subsidiary;
(e)    Investments by the Loan Parties in the Equity Interests of their respective Subsidiaries that are not Loan Parties, and loans or advances made by the Loan Parties to Subsidiaries that are not Loan Parties, in an aggregate amount for all such investments, loans and advances made pursuant to this clause (e) not to exceed $50,000,000 at any time outstanding;
(f)    Guarantees constituting Indebtedness permitted by Section 6.01;
(g)    Guarantees under the Guarantee Agreement;
(h)    Guarantees (i) of obligations of the Company or any Subsidiary as lessee for the rental or hire of real or personal property under operating leases or similar agreements or arrangements of the type described in Section 6.11, (ii) by any Loan Party of obligations (other than Indebtedness and obligations of the type described in the foregoing clause (h)(i)) of the Company or any Subsidiary Guarantor, (iii) by any Subsidiary that is not a Loan Party of obligations (other than Indebtedness and obligations of the type described in the foregoing clause (h)(i)) of the Company or any other Subsidiary, or (iv) by any Loan Party of obligations (other than Indebtedness and obligations of the type described in the foregoing clause (h)(i)) of any Subsidiary this is not a Subsidiary Guarantor under agreements or arrangements entered into in the ordinary course of business consistent with past practice, in an aggregate amount for all such Guarantees made pursuant to this clause (h)(iv), determined in accordance with the definition of “Guarantee”, not to exceed $10,000,000 at any time outstanding;
(i)    Investments in and obligations under Swap Agreements permitted by Section 6.05;
(j)    Investments consisting of endorsements of negotiable instruments for collection in the ordinary course of business;
(k)    Investments consisting of loans or advances to directors, officers or employees in the ordinary course of business, in an aggregate amount for all such loans and advances not to exceed $2,500,000 at any time outstanding;
(l)    the Pall Acquisition (including, for the avoidance of doubt, the HDC Line Acquisition and the Delayed Inventory Purchase) and intercompany loans and advances from the Company to the Subsidiaries, and Investments by the Company in the Equity Interests of the Subsidiaries, to reflect the allocation of the purchase price of the Pall Acquisition;
(m)    Permitted Acquisitions (including, in connection with the Company's contemplated acquisition of Hemerus Medical, LLC, intercompany loans and advances from the Company to the Subsidiaries, and Investments by the Company in the Equity Interests of the Subsidiaries, to reflect the allocation of the purchase price of such acquisition, in an aggregate amount for all such intercompany loans and advances and Investments made pursuant to this clause (m) not to exceed $20,000,000 at any time outstanding); and
(n)    other Investments (other than Acquisitions) in an aggregate amount for all such other Investments not to exceed $100,000,000 at any time outstanding.
For purposes of compliance with this Section 6.04, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases, write-downs or write-offs in the value of such Investment; provided, that (x) Investments that are acquisitions of Equity Interests or other securities or capital contributions shall be valued at the amount actually contributed or paid to acquire such Equity Interests or other securities as of the date of such contribution or payment less all cash distributions and returns of capital from the date such Investment is made through and including the date of calculation and (y) Investments that are loans or advances, or Guarantees of loans or advances, shall be valued at the outstanding principal amount of such loan or advance as of the date of determination, or the outstanding principal amount of the loan or advance as of the date of determination actually Guaranteed, as applicable.
SECTION 6.05. Swap Agreements. The Company will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any Subsidiary, except as provided in the following clause (c)), including currency Swap Agreements entered into to hedge or mitigate actual foreign exchange exposure of the Company or any Subsidiary, (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary, and (c) Swap Agreements that are settled (after payment of any premium or any prepayment thereunder) through the delivery of cash and/or of Equity Interests of the Company and are entered into in connection with any convertible debt offering, the purpose of which are to provide for an effectively higher conversion premium.
SECTION 6.06. Restricted Payments. The Company will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management or employees of the Company and its Subsidiaries and (d) the Company and the Subsidiaries may make other Restricted Payments so long as no Default or Event of Default has occurred and is continuing or would result therefrom; provided that no such Restricted Payment shall be made pursuant to this clause (d) if (i) at the time such Restricted Payment is declared, the Consolidated Leverage Ratio, measured on a pro forma basis (with Consolidated Total Debt measured as of such date and Consolidated EBITDA measured for the Reference Period then most recently ended for which the Company has delivered Financial Statements) exceeds 2.25:1.00 and (ii) after giving effect to the making of such Restricted Payment, the aggregate amount of all Restricted Payments made pursuant to this clause (d) in such fiscal year of the Company would exceed $50,000,000.
SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly-owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.
SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or other Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions are customary for such Indebtedness and no more restrictive than the comparable restrictions and conditions set forth in the Loan Documents, and (iv) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01 if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (B) customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.09. Financial Covenants.
(a)    Consolidated Leverage. The Company will not permit the Consolidated Leverage Ratio as of the last day of any Reference Period to be greater than 3.00:1.00.
(b)    Consolidated Interest Coverage. The Company will not permit the Consolidated Interest Coverage Ratio as of the last day of any Reference Period to be less than 4:00:1.00.
SECTION 6.10. Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided, that such sale in an aggregate amount with all such other sales shall not exceed $10,000,000 during any fiscal year of the Company.
SECTION 6.11. Operating Lease Obligations. The Company will not, and will not permit any Subsidiary to, create, incur, or assume any obligations as lessee for the rental or hire of real or personal property, or a combination thereof, of any kind under leases or similar agreements or arrangements conveying the right to use (excluding Capital Lease Obligations) that would cause the direct and contingent liabilities of the Company and the Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $25,000,000 in any fiscal year of the Company.
ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Company shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is already qualified by concepts of materiality) when made or deemed made;
(d)    (i) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03 (with respect to the Company's existence), 5.08 or 5.10 or in Article VI or (ii) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 or 5.02 and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of any of the chief executive officer, president, any vice president or any Financial Officer of the Company becoming aware of such failure or notice thereof by the Administrative Agent;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of any of the chief executive officer, president, any vice president or any Financial Officer of the Company becoming aware of such failure or notice thereof by the Administrative Agent;
(f)    the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), and such failure shall continue unremedied for a period of three (3) Business Days;
(g)    any event or condition occurs (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and, in the case of this clause (g)(ii), such event or condition shall continue unremedied for a period of three (3) Business Days; provided, that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Company or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Company or any Subsidiary (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;
(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) from and after the Effective Date;
(m)    a Change in Control shall occur; or

(n)    any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, shall cease to be in full force and effect; or the Company or any other Person shall contest in any manner the validity or enforceability of any Loan Document; or the Company shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any Loan Document;
then, and in every such event (other than an event with respect to the Company or any Subsidiary (other than an Immaterial Subsidiary) described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and (x) with respect to clause (i) below, at the request of the Required Revolving Lenders, shall, and (y) with respect to clause (ii) below, at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company or any Subsidiary (other than an Immaterial Subsidiary) described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. All of the Guaranteed Obligations (as defined in the Guarantee Agreement) shall rank pari passu.
ARTICLE VIII

The Administrative Agent
Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under any Loan Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and subject to the Company's right of approval described in the immediately preceding sentence, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.
Anything herein to the contrary notwithstanding, no Arranger, Syndication Agent, Documentation Agent, or Senior

Managing Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
ARTICLE IX

Miscellaneous
SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Company, to 400 Wood Road, Braintree, Massachusetts 02184, Attention of Chief Financial Officer, Treasurer and Chief Legal Officer (Telecopy No. (781) 348-7504), with a copy to Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, Attention of Edward Matson Sibble, Jr., Esq. (Telecopy No. (617) 523-1231);
(ii)    if to the Administrative Agent, (A) in the case of Borrowings denominated in U.S. Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Nan Wilson (Telecopy No. (888) 292-9533), and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, Floor 6, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention of Manager: Loan Agency (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention of Scott Farquhar (Telecopy No. (203) 944-8495);
(iii)    if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Treasury and Securities Services, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Cassandra Groves (Telecopy No. (312) 385-7107), with a copy to JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention of Scott Farquhar (Telecopy No. (203) 944-8495);
(iv)    if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Nan Wilson (Telecopy No. (888) 292-9533), with a copy to JPMorgan Chase Bank, N.A., Two Corporate Drive, Shelton, Connecticut 06484, Attention of Scott Farquhar (Telecopy No. (203) 944-8495); and
(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 2.21 with respect to an Incremental Term Loan Amendment or pursuant to any fee letter entered into by the Company in connection with this Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement (including any Incremental Term Loan Amendment) shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, provided, however, that only the consent of the Required Lenders shall be necessary to amend the provisions with respect to the application or amount of the default rate described in Section 2.13(c) or waive any obligation of the Company to pay interest or fees at such default rate, (iii) postpone the scheduled date of payment or amortization of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (in each case excluding, for the avoidance of doubt, mandatory prepayments under Section 2.11(c)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Company from its Obligations without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or, except as provided in the following clause (vii), any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vii) change the definition of “Required Revolving Lenders” or “Required Term Lenders”, without the written consent of each Revolving Lender or each Term Lender, respectively, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than Lenders holding Loans of any other Class, without the written consent of both the Required Revolving Lenders and the Required Term Lenders, (ix) release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee Agreement, except in accordance with Section 6.03 or 9.17, without the written consent of each Lender, or (x) change the definition of “Agreed Currency” without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
(c)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel, one local and/or special counsel for each other relevant jurisdiction or specialization, and additional counsel in light of actual conflicts of interest) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii)

all reasonable and documented out-of-pocket expenses incurred by the Credit Parties (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of pocket expenses incurred during the continuation of any Event of Default and in regard to any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Company shall indemnify each Credit Party and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith breach of obligations of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that the Company fails to pay any amount required to be paid by them to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Company; provided, that the Company shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Loans or Revolving Commitment to an assignee that is a Revolving Lender immediately prior to giving effect to such assignment, an Affiliate of such a Revolving Lender or an Approved Fund with respect to such a Revolving Lender and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the Issuing Bank; provided, that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided, that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws; and
(E)    the assignee shall not be (1) the Company or any Subsidiary or any Affiliate of the Company or any Subsidiary, (2) a Defaulting Lender or (3) a natural person.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company and the Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company's request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13(f), 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of any Loan Document or any provision thereof.
SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the Obligations of the Company now or hereafter existing held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    The Company hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to any Loan Document to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors, in connection with its rights and obligations under this Agreement and the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its Obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party on a non-confidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13. Material Non-Public Information.
(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.14. Authorization to Distribute Certain Materials to Public-Siders.
(a)    If the Company does not file this Agreement with the SEC, then the Company hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the other Loan Documents to all Lenders, including their Public-Siders. The Company acknowledges its understanding that Public-Siders and their firms may be trading in any of the Company's securities while in possession of the Loan Documents.
(b)    The Company represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.
SECTION 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.17. Release of Subsidiary Guarantors. A Subsidiary Guarantor shall be released from its obligations under the Guarantee Agreement (a) automatically upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary or (b) upon the request of the Company if such Subsidiary is no longer a Material Domestic Subsidiary and, after giving effect to such release, the Company would remain in compliance with the last sentence of Section 5.10; provided, that if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party's expense, all documents that such Loan Party may reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
HAEMONETICS CORPORATION

By:_______________________________
Name:    Christopher Lindop
Title:    Chief Financial Officer and
Vice President Business Development

JPMORGAN CHASE BANK, N.A., as a Lender,
the Swingline Lender, the Issuing Bank and the
Administrative Agent

By: _________________________
Name:    D. Scott Farquhar
Title:    SrVP & Credit Executive

[OTHER BANKS], as a Lender

By:______________________
Name:____________________
Title: _____________________

Schedule 2.01
GSDOCS

2164116.7
Commitments

Lender	Revolving Commitment	Initial Applicable Percentage (Revolving Commitment)	Term Loan Commitment	Initial Applicable Percentage (Term Loan Commitment)
JPMorgan Chase Bank, N.A.	$7,500,000	15%	$67,500,000	14.21052632%
Citibank, N.A.	$7,500,000	15%	$67,500,000	14.21052632%
Bank of America, N.A.	$5,000,000	10%	$43,750,000	9.21052632%
RBS Citizens, N.A.	$5,000,000	10%	$43,750,000	9.21052632%
HSBC Bank USA, N.A.	$5,000,000	10%	$43,750,000	9.21052632%
Wells Fargo Bank, N.A.	$5,000,000	10%	$43,750,000	9.21052632%
Sumitomo Mitsui Banking Corporation	$3,000,000	6%	$32,000,000	6.73684211%
TD Bank, N.A.	$3,000,000	6%	$32,000,000	6.73684211%
U.S. Bank, N.A.	$3,000,000	6%	$32,000,000	6.73684211%
Union Bank, N.A.	$2,000,000	4%	$23,000,000	4.84210526%
PNC Bank, National Association	$2,000,000	4%	$23,000,000	4.84210526%
Sovereign Bank, N.A.	$2,000,000	4%	$23,000,000	4.84210526%
Total	$50,000,000	100%	$475,000,000	100%